Exhibit 10.26

October 15, 2015

John Kirby

3830 Berry Ave.

Drexel Hill, PA 19026

Dear John,

On behalf of Idera Pharmaceuticals, Inc., (“Company”), we are pleased to offer you the position of Vice President Corporate Accounting, reporting directly to Lou Arcudi, CFO & SVP Operations. Your start date will be determined upon your acceptance of this offer. A summary of the terms of your employment follows.

Exempt Base Salary

Your base salary will be based on a semi-monthly pay schedule at the rate of $9,375.00. This annualizes to a full-time equivalent of $225,000.00 and will be subject to customary tax withholdings and other payroll deductions. The Company utilizes a semi-monthly pay period, which ends on the 15th and the last day of the month. This position is considered an exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime time pay for hours actually worked in excess of 40 in a given work week.

Annual Incentive Plan

Subject to the terms of the Company’s Annual Incentive Plan (AIP) then in effect, you are eligible to earn a target incentive award of 30% of your annual base salary. Awards are discretionary and the determination of this discretionary award is subject to evaluation of performance at the corporate and individual levels, and other performance criteria as they apply to your position. AIP will be pro-rated in your first year of hire, based on your start date.

Benefits

You will be eligible to participate in Idera’s benefit plans in accordance with the terms and conditions of each plan. Benefits currently include, but are not limited to, medical, dental, vision, life and disability insurance, flexible spending accounts, and a 401(k) savings plan. Full details of these programs, as well as vacation and holidays, will be provided to you under separate cover.

Equity Grant

Upon joining the Company, you will be granted 150,000 options of Idera Common Stock at an exercise price which is equal to the fair market value on the date of hire. This grant is governed by Idera’s Stock Incentive Plan and is granted at the discretion of the Compensation Committee of the Board of Directors.

Waiver and Amendment

No amendment to this offer shall be valid unless in writing and signed by you and the Head of Human Resources on behalf of the Company.

Employment at Will

While we both fully intend to begin our relationship on a positive note, it is essential to understand our employment arrangement. The Company is an “at will” employer, which means that either of us can terminate our employment arrangement at any time and for any reason or no reason.

For purposes of federal immigration law, you will be required to provide the company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Your employment is fully contingent upon a satisfactory background check and your execution and ongoing compliance with the attached Idera Pharmaceuticals’ Non-Disclosure Agreement, Code of Business Conduct and Ethics Agreement and our Insider Trading and Public Disclosure Policies. If the foregoing is satisfactory, please indicate your agreement by signing and returning to us the enclosed copy of this letter, together with a signed copy of the Non-Disclosure Agreement and a signed “Certification” page from the Code of Business Conduct and Ethics Agreement.

Please carefully review the terms and conditions of this offer as outlined in this letter. Feel free to contact Justin Goedde at 617-679-5557 if there is anything further we can do to assist you.

Please confirm your acceptance of this offer by signing the attached copy of this letter; including specifying your actual start date. If we do not receive these executed documents by the end of the business day on October 16, 2015 the offer set forth in this letter shall terminate.

Congratulations John! This position is critical to the continued success and growth of Idera. We are excited to welcome you to Idera and look forward to having you join the team.

Sincerely,

/S/ JILL CONWELL
Jill Conwell
Head of Human Resources

Agreed and Accepted,

/S/ JOHN J. KIRBY
John Kirby

Date: October 16, 2015

Start Date: November 2, 2015